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                                                                       Exhibit 5


                                  LAW OFFICES
                    WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP

                        TWELFTH FLOOR PACKARD BUILDING
                             111 SOUTH 15TH STREET
                          PHILADELPHIA, PA 19102-2678

                                (215) 977-2000
                           FACSIMILE: (215) 977-2334

                                 March 26, 1998



The Bon-Ton Stores, Inc.
2801 East Market Street
York, Pennsylvania 17402

          Re:  Registration Statement Under The Securities Act of 1933
               on Form S-1 (the "Registration Statement")
               ---------------------------------------------------------------

Dear Sirs:

          As counsel to The Bon-Ton Stores, Inc., a Pennsylvania corporation (the "Company"), we have assisted in the preparation of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 4,600,000 shares of the Company's Common Stock, $.01 par value per share, including 2,500,000 shares (the "Primary Shares") which will be sold to the underwriters named in the Registration Statement (the "Underwriters") pursuant to the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and 1,500,000 shares (the "Secondary Shares") which will be sold to such Underwriters by certain shareholders (the "Selling Shareholders"), plus 600,000 shares (the "Option Shares") for which the Underwriters have an option to purchase from the Company solely to cover over-allotments.

          In this connection, we have examined and considered the original or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation, as amended, its Bylaws, resolutions of its Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Primary Shares, the Secondary Shares and the Option Shares as we have deemed appropriate for purposes of rendering this opinion.

          In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.
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The Bon-Ton Stores, Inc.
March 26, 1998
Page 2

          Based upon the foregoing examination and the information thus supplied, it is our opinion that:

          1. The presently outstanding Secondary Shares owned by the Selling Shareholders to be sold to the Underwriters are duly authorized, legally issued, fully paid and non-assessable.

          2. When the Primary Shares are sold to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

          3. When all or any part of the Option Shares are sold to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

          We hereby expressly consent to the reference to our Firm in the Registration Statement under the Prospectus caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,


                      /s/ Wolf, Block, Schorr and Solis-Cohen LLP
                    WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP